CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

    We have issued our report dated February 24, 2011, accompanying the financial statements of Insured Municipals Income Trust, Series 557 (included in Van Kampen Unit Trusts, Municipal Series 738) as of October 31, 2010, and for the period from December 11, 2008 (date of deposit) through October 31, 2009 and for the year ended October 31, 2010 and the financial highlights for the period from December 11, 2008 (date of deposit) through October 31, 2009 and for the year ended October 31, 2010, contained in this Post-Effective Amendment No. 2 to Form S-6 (File No. 333-155011) and Prospectus.

    We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
February 24, 2011